For more information:
Sara Leuchter Wilkins
Director of Investor Relations
414-224-2633
swilkins@jc.com

Journal Communications Reports Third Quarter Results

MILWAUKEE, WI – October 19, 2004 – Journal Communications (NYSE:JRN) today announced financial results for its third quarter ended September 26, 2004.

For the quarter ended September 26, 2004, net earnings increased 3.4% to $19.2 million compared to $18.6 million for the quarter ended September 28, 2003. In the third quarter of 2003, Journal Communications recorded a $1.9 million gain on the sale of property, net of tax. Excluding the gain, year-over-year net earnings for the 2004 third quarter would have grown 15.2%.

For the quarter ended September 26, 2004, operating revenue increased 2.7% to $204.4 million compared to $199.1 million for the quarter ended September 28, 2003.

For the nine months ended September 26, 2004, net earnings were up 20.5% compared to the same period last year. Excluding the gain on the sale of property in the 2003 third quarter, net earnings for the first nine months of 2004 would have increased 25.6%. For the nine months ended September 26, 2004, operating revenue increased 2.8% compared to the same period in 2003.

“We were pleased with the financial performance of Journal Communications in the third quarter of 2004, which benefited – as it has all year – from broad-based advertising revenue growth at our television and radio stations and our daily newspaper,” said Steven J. Smith, chairman and chief executive officer. “Also, the strong increase in our earnings year-to-date compared to 2003 underscores our commitment to expanding our margins.

“In the third quarter of 2004, our operating earnings in the publishing and broadcast groups were up an impressive 25.0% and 63.9%, respectively. Despite tougher year-over-year comparisons of productivity gains at the new daily newspaper facility – which we have now operated for more than a year – we continued to benefit from efficiencies and cost-savings. At the daily newspaper, classified and retail advertising increased in the quarter and we continued to record solid gains in our online products and solo and shared mail. Additionally, commercial printing at our community newspapers and shoppers contributed to revenue growth in the quarter,” Smith added.

Smith continued, “Operating earnings at our television stations increased 136.0%, in part reflecting significant political advertising at our operations in Milwaukee and Las Vegas – both located in political ‘swing’ states – and Olympics advertising at our Milwaukee and Palm Springs stations. Improving business operations boosted earnings at our Las Vegas television station and our radio stations reported increased earnings in seven of our eight markets.

“We are encouraged that Norlight Telecommunications continues to grow its enterprise revenue, up 7.6% in the third quarter of 2004. As expected, Norlight’s wholesale business experienced continuing pricing pressure and service disconnects in the quarter, resulting in a 10.2% drop in revenue,” Smith commented.

“Additionally, we reported a second consecutive quarter of losses at IPC, our printing services company, due to reduced sales volume from several computer-related customers and a charge taken for a discontinued software system implementation project.

“For the remainder of the year, we anticipate strong contributions from our daily newspaper and broadcast businesses,” Smith said. “Further economic recovery, new revenue initiatives, strong political advertising prior to the Presidential Election on November 2nd and our Green Bay television acquisition – which closed on October 6th – should drive increased earnings. We expect Norlight to continue to grow its enterprise business, albeit at a slower pace, while experiencing ongoing revenue decline on the wholesale side. IPC should begin to see some operational recovery, as its newly installed printing press will support print revenue growth and address production inefficiencies.

“We also recently hired a director of business development to help us focus our acquisition strategy and assist in the evaluation of potential extensions of existing business lines,” Smith noted.

Please note that for comparison purposes, all results for the third quarter of 2003 have been presented on a basis that conforms to the quarterly reporting of operating results adopted effective January 1, 2004.

Costs and Expenses
For the quarter ended September 26, 2004, costs and expenses increased 2.6% to $171.9 million compared to $167.6 million for the third quarter last year.

Operating Earnings
For the quarter ended September 26, 2004, operating earnings increased 3.1% to $32.5 million compared to $31.5 million for the third quarter of 2003, primarily due to increased revenues at our advertising-based businesses. For the third quarter of 2004, operating earnings margin was 15.9% compared to 15.8% for the third quarter of 2003. In the 2003 third quarter, Journal Communications recorded a $3.2 million pre-tax gain on the sale of property. Excluding the gain on the sale of property in 2003, operating earnings would have increased by 14.8% compared to last year’s third quarter.

Earnings per Share
For the quarter ended September 26, 2004, basic and diluted earnings per share were $0.26 and $0.25, respectively, compared to both basic and diluted earnings per share of $0.24 for the third quarter of 2003.

EBITDA
For the quarter ended September 26, 2004, EBITDA (net earnings plus total other income and expense, provision for income taxes, depreciation and amortization) of $43.5 million was essentially flat compared to $43.6 million for the third quarter of 2003. Excluding the gain on the sale of property in the 2003 quarter, EBITDA would have increased by 7.7%.

Operating Cash Flow
For the quarter ended September 26, 2004, operating cash flow (cash provided by operating activities) decreased to $95.1 million from $98.5 million for the third quarter of 2003.

Publishing
Publishing operating revenue for the quarter ended September 26, 2004, increased 4.3% to $81.5 million from $78.1 million for the third quarter of 2003. Operating earnings from publishing for the quarter ended September 26, 2004, increased 25.0% to $11.0 million compared to $8.8 million for the third quarter of 2003. In the third quarter of 2004, our daily newspaper benefited from strong advertising revenue, cost reductions and production efficiencies despite a 9.9% increase in the price per ton of newsprint.

Broadcasting
Broadcasting operating revenue for the quarter ended September 26, 2004, increased 14.2% to $44.0 million, compared to $38.5 million for the third quarter of 2003. Broadcasting operating earnings for the quarter ended September 26, 2004, increased 63.9% to $11.8 million, compared to $7.2 million for the third quarter of 2003. This growth was driven by a number of factors including strong television political and Olympics advertising and an increase in local advertising in a number of our television and radio markets. For the quarter ended September 26, 2004, operating revenue from radio stations increased 4.3% to $21.8 million from $20.9 million for the quarter ended September 28, 2003. For the quarter ended September 26, 2004, operating earnings from radio stations increased 25.5% to $5.9 million compared to $4.7 million for the third quarter of 2003.

For the quarter ended September 26, 2004, operating revenue from television stations increased 26.1% to $22.2 million compared to $17.6 million for the quarter ended September 28, 2003. For the quarter ended September 26, 2004, operating earnings from television stations increased 136.0% to $5.9 million compared to $2.5 million for the third quarter of 2003.

Telecommunications
Operating revenue from telecommunications for the quarter ended September 26, 2004, decreased 3.3% to $35.8 million from $37.0 million for the third quarter of 2003. For the third quarter of 2004, operating earnings from telecommunications decreased 6.0% to $8.7 million compared to $9.2 million for the third quarter of 2003, due to service disconnects and re-pricing in the wholesale market.

Printing Services
Operating revenue from printing services for the quarter ended September 26, 2004, decreased 13.3% to $17.9 million from $20.7 million for the third quarter of 2003, due in large part to a reduction in revenue from several computer-related customers partially offset by a gain in revenue from a number of new printing customers. For the third quarter 2004, printing services recorded an operating loss of $0.7 million compared to operating earnings of $0.7 million in the third quarter of 2003. The loss was due to reduced sales volume, production inefficiencies and a charge taken for a discontinued software system implementation project.

Other
Our other segment consists of a label printing business, a direct marketing services business and corporate. For the quarter ended September 26, 2004, other operating revenues increased 1.9% to $25.2 million from $24.8 million for the third quarter of 2003. For the third quarter of 2004, other operating earnings decreased to $1.7 million from $5.6 million for the third quarter of 2003 primarily due to the gain on the sale of property in 2003, changes in business mix at our direct marketing business and a charge for bad debts in the 2004 third quarter.

Shares Outstanding
At September 26, 2004, Journal Communications had the following shares of stock issued and outstanding: 26,960,529 shares of class A common stock; 9,707,476 shares of class B-1 common stock (not including the 4,338,352 shares held by our subsidiary, The Journal Company); 35,549,109 shares of class B-2 common stock (not including the 4,338,353 shares held by The Journal Company); and 3,264,000 shares of class C common stock. The Company’s class A shares are traded on the New York Stock Exchange. Class B shares are not traded on the NYSE. Class B-1 shares are now convertible to class A shares at the option of the holder after first offering to sell them in the “B market” under our articles of incorporation. Class B-2 shares are not convertible to class A shares until after the public sale restriction period ends on March 16, 2005.

Fourth Quarter 2004 Guidance
For the fourth quarter of 2004, Journal Communications currently anticipates operating revenue to be between $205 and $210 million and net earnings to be between $20 and $23 million, which includes a gain of $1.9 million on the recent sale of property.

Webcast of Conference Call
A live webcast of the third quarter 2004 conference call will be accessible through www.jc.com and www.ccbn.com beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on these sites today through November 2. For telephone access to this morning’s conference call, dial (800) 299-7635 (domestic) or (617) 786-2901 (international) at least 10 minutes prior to the scheduled 10:00 a.m. CT start. The access code for the conference call is 49177085. Replays of the conference call will be available today through October 21. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international). The access code for the replay is 22971005.

Forward-looking Statements
This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 1 of our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.

About Journal Communications
Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media and communications company with operations in publishing, radio and television broadcasting, telecommunications and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and more than 90 community newspapers and shoppers in eight states. We own and operate 38 radio stations and seven television stations in 11 states and operate an additional television station under a local marketing agreement. Through our telecommunications segment, we own and operate a regional fiber optic network in the upper Midwest, provide integrated data communications solutions for small and mid-size businesses and offer network transmission solutions for other service providers. We also provide a wide range of commercial printing services – including printing for publications, professional journals and documentation material – as well as electronic publishing, kit assembly and fulfillment. In addition, we operate niche businesses in label printing and direct marketing services.

Journal Communications, Inc.
Consolidated Statements of Earnings (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	Third Quarter (A)%			Three Quarters (B)%
	2004	2003	Change	2003	2004	Change
Operating revenue:
Publishing	$81,502	$78,153	4.3	$241,772	$232,615	3.9
Broadcasting	43,958	38,483	14.2	120,847	108,391	11.5
Telecommunications	35,766	36,976	(3.3)	108,127	111,095	(2.7)
Printing services	17,955	20,716	(13.3)	57,146	64,137	(10.9)
Other	25,243	24,770	1.9	77,224	72,121	7.1

Total operating revenue	204,424	199,098	2.7	605,116	588,359	2.8
Operating costs and expenses:
Publishing	39,462	38,496	2.5	116,981	116,157	0.7
Broadcasting	17,912	17,250	3.8	49,398	48,118	2.7
Telecommunications	20,880	21,353	(2.2)	62,184	62,442	(0.4)
Printing services	15,987	17,283	(7.5)	49,906	53,292	(6.4)
Other	21,159	20,354	4.0	63,854	59,515	7.3

Total operating costs and expenses	115,400	114,736	0.6	342,323	339,524	0.8
Selling and administrative expenses	56,517	52,840	7.0	168,537	169,618	(0.6)

Total operating costs and expenses
and selling and administrative
expenses	171,917	167,576	2.6	510,860	509,142	0.3
Operating earnings	32,507	31,522	3.1	94,256	79,217	19.0
Other income and expense:
Interest income and dividends	102	82		239	219
Interest expense, net	(573)	(360)		(1,575)	(1,811)

Total other income and expense	(471)	(278)		(1,336)	(1,592)
Earnings before income taxes	32,036	31,244	2.5	92,920	77,625	19.7
Provision for income taxes	12,815	12,653	1.3	37,169	31,345	18.6

Net earnings	$19,221	$18,591	3.4	$55,751	$46,280	20.5

Weighted average number of shares:
Basic	72,207,434	77,747,211		73,173,951	77,747,211
Diluted	76,661,796	77,747,211		77,628,829	77,747,211
Earnings per share:
Basic:
Net earnings	$0.26	$0.24	8.3	$0.74	$0.60	23.3
Diluted:
Net earnings	$0.25	$0.24	4.2	$0.72	$0.60	20.0

(A)	2004 third quarter: June 28, 2004 to September 26, 2004. 2003 third quarter: June 30, 2003 to September 28, 2003 -- presented on a basis that conforms with the third quarter of 2004.

(B)	2004 three quarters: January 1, 2004 to September 26, 2004. 2003 three quarters: January 1, 2003 to September 28, 2003 -- presented on a basis that conforms with the three quarters of 2004.

Journal Communications, Inc.
Segment Information
(dollars in thousands)

Operating revenue, Operating earnings, Depreciation and amortization and Publishing operating revenue by category are prepared in accordance with GAAP.

	Third Quarter (A) (unaudited)%			Three Quarters (B) (unaudited)%
	2004	2003	Change	2003	2004	Change
Operating revenue
Publishing	$81,502	$78,153	4.3	$241,772	$232,615	3.9
Broadcasting	43,958	38,483	14.2	120,847	108,391	11.5
Telecommunications	35,766	36,976	(3.3)	108,127	111,095	(2.7)
Printing services	17,955	20,716	(13.3)	57,146	64,137	(10.9)
Other	25,243	24,770	1.9	77,224	72,121	7.1

	$204,424	$199,098	2.7	$605,116	$588,359	2.8

Operating earnings
Publishing	$10,991	$8,796	25.0	$32,651	$21,837	49.5
Broadcasting	11,842	7,227	63.9	29,418	18,648	57.8
Telecommunications	8,653	9,205	(6.0)	26,486	28,758	(7.9)
Printing services	(672)	728	(192.3)	(355)	2,521	(114.1)
Other	1,693	5,566	(69.6)	6,056	7,453	(18.7)

	$32,507	$31,522	3.1	$94,256	$79,217	19.0

Depreciation and amortization
Publishing	$3,678	$4,140	(11.2)	$11,575	$12,449	(7.0)
Broadcasting	1,793	2,088	(14.1)	6,052	5,977	1.3
Telecommunications	4,302	4,420	(2.7)	12,993	12,990	0.0
Printing services	573	758	(24.4)	1,753	2,448	(28.4)
Other	636	647	(1.7)	1,881	1,957	(3.9)

	$10,982	$12,053	(8.9)	$34,254	$35,821	(4.4)

(A)	2004 third quarter: June 28, 2004 to September 26, 2004. 2003 third quarter: June 30, 2003 to September 28, 2003 -- presented on a basis that conforms with the third quarter of 2004.

(B)	2004 three quarters: January 1, 2004 to September 26, 2004. 2003 three quarters: January 1, 2003 to September 28, 2003 -- presented on a basis that conforms with the three quarters of 2004.

Journal Communications, Inc.
Publishing Segment Information (unaudited)
(dollars in thousands)

Publishing operating revenue by category:

	Third Quarter of 2004 (A)			Third Quarter of 2003 (B)
	Daily Newspaper	Community Newspapers & Shoppers	Total	Daily Newspaper	Community Newspapers & Shoppers	Total	% Change Daily	% Change CN&S	% Change Total
Advertising revenue:
Retail	$19,769	$13,864	$33,633	$19,160	$13,912	$33,072	3.2	(0.3)	1.7
Classified	17,103	2,428	19,531	15,808	2,430	18,238	8.2	(0.1)	7.1
General	2,526	--	2,526	2,513	--	2,513	0.5	--	0.5
Other	5,481	416	5,897	4,097	428	4,525	33.8	(2.8)	30.3

Total advertising revenue	44,879	16,708	61,587	41,578	16,770	58,348	7.9	(0.4)	5.6
Circulation revenue	10,893	772	11,665	11,242	720	11,962	(3.1)	7.2	(2.5)
Other revenue	983	7,267	8,250	899	6,944	7,843	9.3	4.7	5.2

Total operating revenue	$56,755	$24,747	$81,502	$53,719	$24,434	$78,153	5.7	1.3	4.3

	Three Quarters of 2004 (C)			Three Quarters of 2003 (D)
	Daily Newspaper	Community Newspapers & Shoppers	Total	Daily Newspaper	Community Newspapers & Shoppers	Total	% Change Daily	% Change CN&S	% Change Total
Advertising revenue:
Retail	$59,073	$41,444	$100,517	$57,492	$41,802	$99,294	2.7	(0.9)	1.2
Classified	48,822	6,906	55,728	46,066	6,500	52,566	6.0	6.2	6.0
General	8,503	--	8,503	7,894	--	7,894	7.7	--	7.7
Other	14,999	1,480	16,479	12,744	1,563	14,307	17.7	(5.3)	15.2

Total advertising revenue	131,397	49,830	181,227	124,196	49,865	174,061	5.8	(0.1)	4.1
Circulation revenue	32,330	2,169	34,499	32,478	2,153	34,631	(0.5)	0.7	(0.4)
Other revenue	4,305	21,741	26,046	3,660	20,263	23,923	17.6	7.3	8.9

Total operating revenue	$168,032	$73,740	$241,772	$160,334	$72,281	$232,615	4.9	2.0	3.9

(A)	2004 third quarter: June 28, 2004 to September 26, 2004. 2003 third quarter: June 30, 2003 to September 28, 2003 -- presented on a basis that conforms with the third quarter of 2004.

(B)	2004 three quarters: January 1, 2004 to September 26, 2004. 2003 three quarters: January 1, 2003 to September 28, 2003 -- presented on a basis that conforms with the three quarters of 2004.

NOTE: Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.

Publishing Segment Information, continued (unaudited)

Daily newspaper's core newspaper advertising linage by category:

	Third Quarter (A)
	2004	2003	% Change
Advertising linage (inches):
Full run
Retail	178,625	179,731	(0.6)
Classified	225,431	235,540	(4.3)
General	11,793	12,752	(7.5)

Total full run	415,849	428,023	(2.8)
Part run	50,929	35,960	41.6

Total advertising linage	466,778	463,983	0.6

Preprint pieces (in thousands)	192,895	200,577	(3.8)

Full pages of advertising and revenue per page of our community newspapers and shoppers:

Full pages of advertising:
Community newspapers	25,586	27,432	(6.7)
Shoppers	22,706	25,082	(9.5)

Total full pages of advertising	48,292	52,514	(8.0)

Revenue per page	$311.48	$285.44	9.1

Daily newspaper's core newspaper advertising linage by category:

	Three Quarters (B)
	2004	2003	% Change
Advertising linage (inches):
Full run
Retail	525,055	522,023	0.6
Classified	650,326	666,454	(2.4)
General	40,141	36,762	9.2

Total full run	1,215,522	1,225,239	(0.8)
Part run	121,471	86,105	41.1

Total advertising linage	1,336,993	1,311,344	2.0

Preprint pieces (in thousands)	566,643	608,772	(6.9)

Full pages of advertising and revenue per page of our community newspapers and shoppers:

Full pages of advertising:
Community newspapers	74,956	82,218	(8.8)
Shoppers	66,681	72,992	(8.6)

Total full pages of advertising	141,637	155,210	(8.7)

Revenue per page	$313.31	$284.63	10.1

(A)	2004 third quarter: June 28, 2004 to September 26, 2004. 2003 third quarter: June 30, 2003 to September 28, 2003 -- presented on a basis that conforms with the third quarter of 2004.

(B)	2004 three quarters: January 1, 2004 to September 26, 2004. 2003 three quarters: January 1, 2003 to September 28, 2003 -- presented on a basis that conforms with the three quarters of 2004.

NOTE: Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of our consolidated net earnings to consolidated EBITDA (unaudited)
(dollars in thousands)

	Third Quarter (A)		Three Quarters (B)
	2004	2003	2004	2003
Net earnings	$19,221	$18,591	$55,751	$46,280
Total other (income) and expense	471	278	1,336	1,592
Provision for income taxes	12,815	12,653	37,169	31,345
Depreciation	10,789	11,650	33,149	34,584
Amortization	193	403	1,105	1,237

EBITDA	$43,489	$43,575	$128,510	$115,038

(A)	2004 third quarter: June 28, 2004 to September 26, 2004. 2003 third quarter: June 30, 2003 to September 28, 2003 -- presented on a basis that conforms with the third quarter of 2004.

(B)	2004 three quarters: January 1, 2004 to September 26, 2004. 2003 three quarters: January 1, 2003 to September 28, 2003 -- presented on a basis that conforms with the three quarters of 2004.

We believe that EBITDA is relevant and useful because it helps improve our investors' ability to understand our operating performance and makes it easier to compare our results with other companies that have different financing and capital structures or tax rates. We use EBITDA, among other things, to evaluate our operating performance, to value prospective acquisitions and as a component of incentive compensation targets for certain management personnel. Our lenders use EBITDA as one of the measures of our ability to service our debt. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows measures from operating performance as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies. In addition, EBITDA does not represent funds available for discretionary use.

Journal Communications, Inc.
Consolidated Condensed Balance Sheet
(dollars in thousands)

	(Unaudited) September 26, 2004	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$6,953	$8,444
Receivables, net	93,904	96,563
Inventories, net	17,204	15,216
Prepaid expenses	13,544	13,236
Deferred income taxes	8,706	8,948

Total current assets	$140,311	$142,407
Property and equipment, net	300,990	314,595
Goodwill	114,283	114,283
Broadcast licenses	129,548	129,548
Other intangible assets, net	9,393	9,900
Prepaid pension costs	25,003	28,421
Other assets	12,784	8,021

Total assets	$732,312	$747,175

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$39,501	$38,369
Accrued compensation	24,552	24,704
Deferred revenue	20,476	22,590
Accrued employee benefits	12,490	9,830
Other current liabilities	15,126	21,567
Current portion of long-term liabilities	584	683

Total current liabilities	$112,729	$117,743
Accrued employee benefits	16,865	16,457
Long-term notes payable to banks	55,453	84,000
Other long term liabilities	15,198	8,748
Deferred income taxes	60,347	56,477
Shareholders' equity	471,720	463,750

Total liabilities and shareholders' equity	$732,312	$747,175